EXHIBIT 99.01


General Employment News Release

General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2200,
Oakbrook Terrace, IL  60181, (630) 954-0400                     AMEX: JOB

FOR IMMEDIATE RELEASE                                   January 30, 2006

COMPANY:   General Employment Enterprises, Inc.

CONTACTS:  Doris A. Bernar
           Communications Manager & Assistant Corporate Secretary
           Phone (630) 954-0495    (630) 954-0592 fax
           invest@genp.com    e-mail

              General Employment Reports First Quarter Results


OAKBROOK TERRACE, IL - General Employment Enterprises, Inc. (AMEX: JOB) reported net income of $128,000, or $.02, per share for the quarter ended December 31, 2005, compared with net income of $119,000, or $.02 per share, for the same quarter last year.

The Company's consolidated net revenues for the quarter were $4,713,000, down 3% from $4,882,000 last year. Contract service revenues of $2,638,000 were down 11% from last year, while placement service revenues of $2,075,000 increased 8%.

Commenting on the Company's performance, Herbert F. Imhoff, Jr., board chairman and CEO said, "It was a quarter with mixed results. The increase in placement service revenues reflects a 10% increase in the number of placements, compared with the first quarter of last year, as we experienced a modest improvement in demand. The decrease in contract service revenues reflects a 25% decrease in billable hours that resulted from the completion of a number of long-term assignments since last year. By emphasizing higher-paid positions, however, we were able to realize a 19% increase in the average billing rate."

Mr. Imhoff added, "The Company's business is highly influenced by national employment trends, particularly for professional staffing. Currently, the direction of the employment market in 2006 seems a bit uncertain.
Nevertheless, I believe that the Company is well positioned."


                              Business Information

This news release contains forward-looking statements that are based on management's current expectations and are subject to risks and uncertainties. Some of the factors that could affect the Company's future performance include, but are not limited to, general business conditions, the demand for the Company's services, competitive market pressures, the ability of the Company to attract and retain qualified personnel for regular full-time placement and contract assignments, and the ability to attract and retain qualified corporate and branch management.

General Employment provides professional staffing services through a network of 18 branch offices located in 10 states, and specializes in information technology, accounting and engineering placements. The Company's shares are traded on the American Stock Exchange under the trading symbol JOB.




                      GENERAL EMPLOYMENT ENTERPRISES, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                        (In Thousands, Except Per Share)

                                                           Three Months
                                                         Ended December 31
                                                          2005      2004

Net revenues:
  Contract services                                      $2,638    $2,959
  Placement services                                      2,075     1,923
  Net revenues                                            4,713     4,882

Operating expenses:
  Cost of contract services                               1,856     2,083
  Selling                                                 1,270     1,154
  General and administrative                              1,502     1,546
  Total operating expenses                                4,628     4,783

Income from operations                                       85        99
Investment income                                            43        20

Net income(1)                                            $  128    $  119

Average number of shares:
  Basic                                                   5,148     5,137
  Diluted                                                 5,369     5,399

Net income per share - basic and diluted:                $  .02    $  .02

__________________________________________________
(1) There was no provision for income taxes in either year because of the availability of operating losses carried forward from prior years.




                      GENERAL EMPLOYMENT ENTERPRISES, INC.
                SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION
                                 (In Thousands)




                                                    December 31  September 30
                                                        2005         2005

Assets:
  Cash and cash equivalents                            $4,814       $5,236
  Accounts receivable, net, and
        other current assets                            2,284        2,496

     Total current assets                               7,098        7,732
  Property and equipment, net                             613          632

     Total assets                                      $7,711       $8,364


Liabilities and shareholders' equity:
  Current liabilities                                  $1,733       $2,514
  Shareholders' equity                                  5,978        5,850

     Total liabilities and shareholders' equity        $7,711       $8,364